Exhibit 99.2

FSC BANCSHARES, INC.	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy Card

The undersigned hereby revokes all prior proxies and hereby appoints R. Michael Poland and Mary Margaret Parrish, each of them, with or without the other, with full power of substitution and re-substitution, to be my proxy and act in my stead at a Special Meeting of Shareholders of FSC Bancshares, Inc. (the "Corporation") to be held at the offices of Farmers State Bank, 124 East Third Street, Cameron, Missouri 64429, at 10:00a.m., local time, on September 1, 2026, for the purposes as set forth in the Notice of said meeting, the receipt of which is hereby acknowledged, and granting to my said proxy the full right to vote my shares of Corporation common stock as if I were present in person at such meeting as provided herein upon any proposal which may properly come before such meeting.

This proxy card, when properly executed, will be voted in the manner directed herein. If this proxy card is properly executed and returned but no direction is given, this proxy card will be voted: (i) "FOR" both proposals below, and (ii) in the discretion of the proxy card holders on any other matter that may properly come before the Special Meeting. If you vote to "ABSTAIN" from the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal. You may revoke this proxy card at any time prior to the vote of the shareholders at the Special Meeting.

The Board of Directors recommends a vote "FOR" both proposals below:

1.

To approve the Agreement and Plan of Reorganization, dated April 29, 2026, by and among the Corporation, Hawthorn Bancshares, Inc., and Hawthorn Holdco, Inc. pursuant to which (i) Hawthorn Holdco, Inc. will merge with and into the Corporation, with the Corporation surviving the merger as a wholly-owned subsidiary of Hawthorn Bancshares, Inc. (the “Merger”), and (ii) immediately following the effective time of the Merger, and as part of a single, integrated transaction, the Corporation will merge with and into Hawthorn Bancshares, Inc., with Hawthorn Bancshares, Inc. surviving the merger and the transactions contemplated therein (the “FBI Merger Proposal”)

		☐	FOR	☐	AGAINST	☐	ABSTAIN
2.	To authorize the Corporation’s Board of Directors to adjourn or postpone the Special Meeting, if necessary or appropriate, (i) to solicit additional proxies if there are insufficient votes at the time of the FBI special meeting to approve the FBI Merger Proposal, or (ii) to ensure that any supplement or amendment to the proxy statement/prospectus is timely provided to FBI shareholders (the “FBI Adjournment Proposal”)	☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Special Meeting and any adjournments or postponements thereof.

Please date this proxy card and sign exactly as your name or names appear on your stock certificates. If the stock is held jointly, each holder must sign. Executors, administrators, trustees, guardians, attorneys and others signing in a representative capacity, please give your full titles and the full name of the entity, trust or other person on behalf of which you are signing. If the shareholder is an individual, the shareholder or the shareholder's authorized representative shall date and sign the signature block directly below.

Dated this _______ day of ________________, 2026.

Shareholder (signature)

Shareholder (printed or typed name)

Shareholder (signature)

Shareholder (printed or typed name)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PRE-ADDRESSED ENVELOPE TO:

FSC Bancshares, Inc.

124 East Third Street

Cameron, Missouri 64429

Attention: R. Michael Poland